Exh. 3.1

CERTIFICATE OF AMENDMENT

OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable, and approving and adopting, the following amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation:

NOW, THEREFORE, BE IT RESOLVED, that Article First of the Fifth Amended and Restated Certificate of Incorporation of the Corporation be amended and replaced in its entirety to read as follows:

“FIRST: The name of the corporation is Veradigm Inc. (the “Corporation”).”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

THIRD: That this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation shall be effective on January 1, 2023.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on this 20th day of December, 2022.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By: /s/ Eric Jacobson

Name: Eric Jacobson

Title: Authorized Signatory

Signature Page to Certificate of Amendment (Allscripts Healthcare Solutions, Inc.)